EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Good Times Restaurants Inc. of our report dated December 22, 2017, relating to the consolidated financial statements of Good Times Restaurants Inc., which report appears in the Form 10-K of Good Times Restaurants Inc. for the year ended September 26, 2017.

/s/ Moss Adams LLP

Denver, Colorado
May 21, 2018